Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TOMORROW ENERGY CORP,

AS SELLER,

AND

SPARK HOLDCO, LLC,

AS BUYER

DATED AS OF OCTOBER 22, 2024

Table of Contents

<u>Schedules</u>

ASSET PURCHASE AGREEMENT

This **ASSET PURCHASE AGREEMENT** which includes all Schedules attached or appended hereto (this "**Agreement**") is dated as of October 22, 2024 (the "**Execution Date**"), by and between **TOMORROW ENERGY CORP**, a Nevada corporation ("**Seller**"), and **SPARK HOLDCO, LLC**, a Delaware limited liability company ("**Buyer**" or "**Purchaser**" and, together with Seller, the "**Parties**").

RECITALS:

WHEREAS, Seller, among other things, conducts business as a retail energy provider and owns certain interests, properties, rights, and related assets that are further defined and described herein as the "Purchased Assets"; and

WHEREAS, Seller desires to sell and assign the Purchased Assets (as defined below) to Purchaser, and Purchaser desires to purchase and accept the Purchased Assets from Seller, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meaning given to them below:

(a) "**6-Month Digital Contracts**" means each of the Customer Contracts listed on Part 3 of Schedule 2.1(a).

(b) "**12-Month Digital Contracts**" means each of the Customer Contracts listed on Part 4 of Schedule 2.1(a).

(c) "**Accounts Receivable**" shall mean all of Seller's accounts receivable, unbilled receivables and all other rights to payment from Customers for electricity and gas sold by Seller and services provided by Seller pursuant to Customer Contracts.

(d) "**Additional Payment Date**" with respect to a given Customer Contract means the later of (i) January 1, 2025, and (ii) five (5) Business Days after the end of the applicable On Flow Period for such Customer Contract.

(e) "**Affiliate**" of a Person shall mean a Person directly or indirectly, through one (1) or more intermediaries, controlled by, controlling, or under common control with the other Person. For the purposes of this definition, "control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

(f) "**Bill of Sale**" means that certain Bill of Sale, Assignment and Assumption Agreement, dated and executed concurrently herewith, by and between Buyer and Seller.

(g) "**Business Day**" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States or the laws of the State of Texas.

(h) "**Confidentiality Agreement**" means that certain Confidentiality Agreement, effective as of June 18, 2024, by and between Sackett National Holdings, Inc. and Via Renewables, Inc.

(i) "**Customer**" has the meaning set forth in Section 2.1(b).

(j) "**Customer Contract Support Documents**" has the meaning set forth in Section 2.1(b).

(k) "**Deductible**" has the meaning set forth in Section 7.5(a).

(l) "**Digital Customer Contracts**" means, collectively, the 6-Month Digital Contracts and the 12-Month Digital Contracts.

(m) "**Effective Transfer Date**" has the meaning set forth in Section 2.6(a)(ii)(A)(1).

(n) "**Escrow Account**" shall mean the Escrow Account as that term is defined in the Escrow Agreement.

(o) "**Escrow Agent**" shall mean JPMorgan Chase Bank, N.A.

(p) "**Escrow Agreement**" shall mean that certain Escrow Agreement, dated on or about the date of this Agreement, by and among Purchaser, Seller and the Escrow Agent relating to the release of the Purchase Escrow Funds and the Holdback Escrow Funds from the Escrow Account.

(q) "**Escrow Funds**" shall mean the Purchase Escrow Funds and the Holdback Escrow Funds.

(r) "**Holdback Amount**" means an amount equal to seven and a half percent (7.5%) from each of the following payments expected to be made to Seller hereunder: (i) the Initial Payment [redacted] and (ii) if made to Seller, the Additional Payment [redacted].

(s) "**Holdback Escrow Funds**" has the meaning set forth in Section 2.6(b).

(t) "**Indemnified Litigation Matters**" has the meaning set forth in Section 3.7.

(u) "**Indemnified Party**" shall mean a Party with a right to indemnification under ARTICLE VII.

(v) "**Indemnified Regulatory Matters**" means any RPS Obligations for the Customer Contracts up to the applicable Effective Transfer Date.

(w) "**Indemnifying Party**" shall mean a Party with an obligation for indemnification under ARTICLE VII.

(x) "**Initial Payment Date**" with respect to a given Customer Contract means the later of (i) January 1, 2025, and (ii) five (5) Business Days after the Effective Transfer Date of such Customer Contract.

(y) "**Internal Revenue Code**" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

(z) "**Laws**" has the meaning set forth in Section 3.5.

(aa) "**Lien**" means any claim, charge, mortgage, deed of trust, pledge, hypothecation, security interest, license, conditional sale, right of first refusal or other lien, title restriction or encumbrance of any kind.

(bb) "**Maryland Evergreen Contracts**" means each of the Customer Contracts listed on Part 2 of Schedule 2.1(a).

(cc) "**Non-Qualified Customer**" shall mean any Customer that is required by applicable Law to affirmatively consent prior to the assignment or transfer of such Customer's Customer Contract, any Customer not on utility consolidated billing, or any Customer without the required Customer Support Documents as listed in Schedule 2.1(b).

(dd) "**Non-Solicitation Agreement**" means that certain Non-Solicitation Agreement entered into by the Parties as of the date hereof.

(ee) "**Non-Solicitation Claim Adjustment**" has the meaning given to such term in the Non-Solicitation Agreement.

(ff) "**Permitted Liens**" means Liens for Taxes or other governmental charges or assessments not yet due and payable.

(gg) "**Person**" shall mean any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, association, governmental entity or other entity.

(hh) "**Purchase Escrow Funds**" shall mean [redacted]

(ii) "**Residential Customer Equivalent**" or "**RCE**" shall mean a standardized measure of residential customer equivalents. The number of RCEs represented by a Customer Contract or with respect to a Customer for (i) natural gas shall equal the actual aggregate natural gas consumption under such Customer Contract or supplied to such Customer during the last full twelve months prior to the date hereof divided by 100 Dths (regardless of the identity of the supplier) and (ii) electricity shall equal the actual aggregate electricity consumption under such Customer Contract or supplied to such Customer during the last full twelve months prior to the date hereof divided by 10,000 kWh (regardless of the identity of the supplier). Notwithstanding

the foregoing, for any Customer with less than twelve (12) months of actual consumption prior to the date hereof, such Customer's actual consumption during the most recent less than twelve (12) month actual consumption period shall be annualized for purposes of determining the RCEs associated with, and the Purchase Price payable with regard to, such Customer. For Customers with no usage history or patently incorrect usage history, the "default" usage profile published by the applicable utility for such class of accounts shall be used to fill in usage for the months for which usage is missing or otherwise non-existent. Alternatively, where the applicable utility is unable to provide such usage data, Customer's usage will be the average annual usage of the total Customer Contracts.

(jj) **"RPS Obligations"** means all contractually required renewable energy credits or carbon offsets for the Customer Contracts up to each applicable Effective Transfer Date.

(kk) "**Seller Disclosure Schedule**" means the Seller's disclosure schedules accompanying this Agreement.

(ll) "**Seller Fundamental Representations**" has the meaning set forth in Section 7.4(a).

(mm) "**Seller's Knowledge**" means, when referring to the "knowledge" of the Seller, or any similar phrase or qualification based on knowledge, the actual knowledge of Paul Keene, Murthy Rao, and Emerson Grogro, and the knowledge that each such person would have reasonably obtained in the performance of each such person's duties as Chief Executive Officer, Chief Financial Officer, and General Counsel, respectively, of Seller.

(nn) "**Tax**" shall mean any federal, state, local or foreign tax (including, without limitation, any income tax, franchise tax, gross receipts tax, modified gross receipts tax, margin tax, doing business tax, branch profits tax, capital gains tax, value-added tax, ad valorem tax, excise tax, transfer tax, employment tax, social security tax, sales tax, use tax, property tax, or any other kind of tax or payment in lieu of tax no matter how denominated), levy, assessment, tariff, duty (including any customs duty), deficiency or other similar fee, and any related charge or amount (including any fine, penalty, interest or additions to tax), imposed, assessed or collected by or under the authority of any governmental body or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(oo) "**Tax Return**" shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(pp) "**Transaction Documents**" shall mean the Confidentiality Agreement, the Escrow Agreement, the Non-Solicitation Agreement, the Bill of Sale, and all other ancillary agreements, documents, instruments, and certificates executed and delivered in connection with this Agreement.

(qq) "**Treasury Regulations**" shall mean regulations promulgated by the United States Treasury Department under the Internal Revenue Code.

ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of Purchased Assets. In reliance on the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, all of Seller's right, title, benefit, privileges and interest in and to the following (collectively, the "**Purchased Assets**"), free and clear of all Liens (other than Permitted Liens):

(a) those certain retail natural gas and electricity agreements, commitments, pending enrollments and contracts listed on Schedule 2.1(a)(Parts 1-4), but excluding any Non-Qualified Customers (the "**Customer Contracts**");

(b) all customer data held or owned by Seller, in each case solely to the extent (i) comprising or related solely and exclusively to the Customer Contracts, and (ii) transferable under applicable Law, including but not limited to those specific items listed on Schedule 2.1(b) and generally those items needed to support each customer from an operational and regulatory standpoint, such as (in each case, subject to the foregoing limitations set forth in clauses (i) and (ii) above) third-party verification ("**TPV**") recordings, marketing records, sales recordings, letters of authorization, account names, actual historical usage data, billed usage data, utility synch lists, renewable energy and/or carbon offset purchase and settlement documentation, contracts and other documentation and databases, including all records, files and data, payment history and billing records, customer notices and communications, and welcome letters (collectively specifically and generally, "**Customer Contract Support Documents**") that are required by law and currently maintained or required to be maintained by Seller relating to the Customer Contracts and the customer counterparty to a Customer Contract (each, a "**Customer**"); and

(c) all deposits held by or for the benefit of Seller with respect to any Customers or Customer Contracts.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (collectively, the "**Excluded Assets**"):

(a) any and all other assets, rights, and properties of Seller of any kind whatsoever other than the Purchased Assets;

(b) without limitation, any and all contracts and agreements of Seller not specifically identified as a Customer Contract or Customer Contract Support Documents under Schedule 2.1(a) and Schedule 2.1(b), including those with a Non-Qualified Customer; and

(c) all Accounts Receivable, all employment agreements, all systems, all bank accounts, and all brand names, copyrights, trademarks, and other intellectual property of Seller.

Section 2.3 Assumption of Certain Obligations. Purchaser shall, subject to Section 2.4, assume all obligations of every kind and character with respect to or arising from or in connection with the Purchased Assets, in each case, solely to the extent arising or required to be performed on and after the Effective Transfer Date under each applicable Customer Contract, which includes the obligation to pay any residual commissions under the Marketing and Customer Acquisition Agreements as set forth in Section 2.3 of the Seller Disclosure Schedule to the extent attributable to any period commencing from and after the applicable Effective Transfer Dates ("**Assumed Obligations**").

Section 2.4 Obligations Not Assumed. Except as and to the extent specifically set forth in Section 2.3 above, Purchaser is not assuming any liability, commitment or obligation of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (including any hedging contracts related to the Purchased Assets), and Purchaser expressly does not assume any obligations or liabilities arising from acts or omissions by Seller prior to each applicable Effective Transfer Date under each applicable Customer Contract which includes the obligation to pay any residual commissions under the Marketing and Customer Acquisition Agreements as set forth in Section 2.3 of the Seller Disclosure Schedule to the extent attributable to any period prior to the applicable Effective Transfer Dates ("**Excluded Obligations**").

Section 2.5 Purchase Price; Escrow.

(a) **Purchase Price.** The purchase price (the "**Purchase Price**") for the Purchased Assets shall be an aggregate amount equal to: (i) the Initial Payment, *plus* (ii) the aggregate amount of all Additional Payments released to Seller or its designee in accordance with Section 2.6, *plus* (iii) the Maryland Payment, *plus* (iv) the Digital Payment, *plus* (v) the amount of Holdback Escrow Funds (if any) released to Seller or its designee in accordance with Section 2.6. Except for any interest accrued on the Holdback Escrow Funds prior to disbursement thereof to Seller, in no event shall the Purchase Price exceed the Purchase Escrow Funds, regardless of the number of RCEs ultimately represented by the Customers and Customer Contracts.

Section 2.6 Escrow.

(a) Purchase Escrow Funds.

(i) Deposit of Purchase Escrow Funds. Within one (1) Business Day from the execution and delivery of this Agreement by Buyer and Seller, Buyer shall deposit the Purchase Escrow Funds into the Escrow Account held by the Escrow Agent on behalf of Buyer and Seller in accordance with the Escrow Agreement. Notwithstanding anything to the contrary, (A) in the event Buyer fails to timely deposit the Purchase Escrow Funds into the Escrow Account held by Escrow Agent in accordance with the foregoing, Seller shall have the right, in addition to and without limiting any of Seller's other rights or remedies set forth herein, at law or in equity, to terminate this Agreement and all other Transaction Documents with immediate effect by providing written notice of such termination to Buyer, and (B) for the avoidance of doubt, the foregoing termination right shall become automatically null and avoid upon Buyer's timely deposit of the Purchase Escrow Funds into the Escrow Account as required hereunder. Upon any such termination by Buyer

pursuant to Section 2.6(a)(i)(A) above, this Agreement and each of the other Transaction Documents shall be of no further force and effect (except for the provisions of Section 5.6 and Section 9.2 of this Agreement, each of which shall survive and continue in full force and effect), and Seller shall be free immediately to enjoy all rights of ownership of the Purchased Assets and to sell, transfer, encumber, or otherwise dispose of the Purchased Assets to any Person without any restriction under this Agreement or any other Transaction Document.

(ii) Release of Purchase Escrow Funds. Subject to Section 2.6(b), the Purchase Escrow Funds shall be released from the Escrow Account as follows:

(A) To Seller and/or any designee of Seller:

(1) For all Customer Contracts, but excluding the Maryland Evergreen Contracts and the Digital Customer Contracts, [redacted] less the Holdback Amount (the "**Initial Payment**") for each RCE represented by Customer Contracts and/or Customers that (x) have been accepted for enrollment by the applicable Local Distribution Company ("**LDC**") and (y) have come on-flow with Purchaser or its affiliate (such on-flow date, the "**Effective Transfer Date**") to be instructed to the Escrow Agent by Purchaser and Seller to be released from the Escrow Account On the Initial Payment Date as set forth in Section 2.6(a)(iii);

(2) For all Customer Contracts, but excluding the Maryland Evergreen Contracts and the Digital Customer Contracts, an additional [redacted] *less* the Holdback Amount (the "**Additional Payment**") for each RCE represented by Customer Contracts and/or Customers that satisfy the conditions of Section 2.6(a)(ii)(A)(1)(x)-(y) above and remain on flow for thirty (30) consecutive calendar days following the applicable Effective Transfer Date (the "**On Flow Period**") and for which no cancellation or drop request has been initiated by the Customer to the applicable EDC/LDC during the On Flow Period (the "**On Flow Period Requirements**"), to be instructed to the Escrow Agent by Buyer and Seller on the Additional Payment Date as set forth in Section 2.6(a)(iii). All references in this Agreement to "on-flow" as to a Customer Contract refers to the date on which Purchaser or its affiliate commences supplying energy or natural gas under the Customer Contract; and

(3) For the Maryland Evergreen Contracts, but excluding all Customer Contracts that are not Maryland Evergreen Contracts, [redacted] (the "**Maryland Payment**,") for each RCE represented by Maryland Evergreen Contracts or Customers thereunder that (x) have been accepted for enrollment by the applicable LDC and (y) have come on-flow with Purchaser or its affiliate, to be instructed by Purchaser and Seller to be

released from the Escrow Account on the Initial Payment Date as set forth in Section 2.6(a)(iii).

(4) For the 6-Month Digital Contracts, but excluding all Customer Contracts that are not 6-Month Digital Contracts, [redacted] (the "**6-Month Digital Payment**,") for each RCE represented by 6-Month Digital Contracts or Customers thereunder that (x) have been accepted for enrollment by the applicable LDC and (y) have come on-flow with Purchaser or its affiliate, to be instructed by Purchaser and Seller to be released from the Escrow Account on the Initial Payment Date as set forth in Section 2.6(a)(iii).

(5) For the 12-Month Digital Contracts, but excluding all Customer Contracts that are not 12-Month Digital Contracts, [redacted] (the "**12-Month Digital Payment**," and together with the 6-Month Digital Payment, collectively, the "**Digital Payment**") for each RCE represented by 12-Month Digital Contracts or Customers thereunder that (x) have been accepted for enrollment by the applicable LDC and (y) have come on-flow with Purchaser or its affiliate, to be instructed by Purchaser and Seller to be released from the Escrow Account on the Initial Payment Date as set forth in Section 2.6(a)(iii).

(B) To Purchaser, any balance of the Purchase Escrow Funds following the payment of all (i) Initial Payments and Additional Payments, in each case excluding the Holdback Escrow Funds (which for the avoidance of doubt shall remain in the Escrow Account until released by Purchaser and Seller pursuant to Section 2.6(b)(ii) and the terms and conditions of the Escrow Agreement), (ii) Maryland Payments, and (iii) Digital Payments.

(C) To Seller, any remianing balance of the Holdback Escrow Funds, to be instructed by Buyer and Seller for release to Seller or its designee from the Escrow Account as set forth in Section 2.6(b)(ii).

(iii) Purchase Escrow Fund Release Procedures. Purchaser shall promptly send all enrollment and drop reports (including any raw EDI files) to Seller with respect to the Customer Contracts from the date of this Agreement until the date that is ninety (90) days after the date that Purchaser has made the final Initial Payment or Additional Payment, whichever is later. On each Monday (or the next following Business Day if such Monday is not a Business Day) following the first Effective Transfer Date (defined below), based solely on the EDI files sent to Purchaser by the EDCs or LDCs, Purchaser shall (i) calculate for the preceding five (5) Business Days, the amount of Purchase Escrow Funds (including Initial Payments, Maryland Payments, Digital Payments, and/or Additional Payments, as applicable) to be released to Seller or its designee pursuant to Section 2.6, (ii) provide written notice to Seller thereof, along with any such documentation and information supporting Purchaser's calculations thereof as Seller may reasonably request, and (iii) following such notice, execute a joint written instruction (along with Seller) to be provided

to the Escrow Agent to release the applicable amount from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement.

(iv) Calculation of RCEs for Pending Enrollments/Future Starts. If the Customer Contract is a pending enrollment/future start as identified in Schedule 2.1(a), the RCE count for such Customer Contract shall be determined and calculated based on the historical usage provided to the Parties by the applicable utility; provided, however, that if the applicable utility does not provide such data, or such data provided by the applicable utility is incomplete, Seller and Purchaser shall cooperate in seeking complete information from the applicable utility; and provided further, however, that notwithstanding such efforts such data is not complete or provided for a full year's usage, then the RCEs for such pending enrollment/future start shall be as determined in the definition of "RCE".

(v) Set-off/Refund for Certain Customers and Customer Contracts. Notwithstanding anything to the contrary contained herein, for any Customer Contract (other than the Maryland Evergreen Contracts and the Digital Customer Contracts) that comes on flow for one or more days, but does not meet the On-Flow Period Requirements herein, Purchaser will recoup or offset, as the case may be, from the Initial Payment, an amount equal to [redacted] per RCE (less the Holdback Amount).

(b) Holdback Escrow Funds.

(i) Deposit of Holdback Escrow Funds. Simultaneously upon the release of each Initial Payment and each Additional Payment to Seller or its designee by Escrow Agent pursuant to Section 2.6(a)(ii)(A), Escrow Agent shall withhold and retain the Holdback Amount attributable to such Initial Payment and/or each such Additional Payment (as the case may be) (together with any interest accrued thereon pursuant to the terms and conditions of the Escrow Agreement, collectively, the "**Holdback Escrow Funds**") in the Escrow Account held by the Escrow Agent on behalf of Purchaser and Seller in accordance with the Escrow Agreement as security for Seller's payment of any Non-Solicitation Claim Adjustments, RPS Obligations, and/or claims by Purchaser under ARTICLE VII.

(ii) Release of Holdback Escrow Fund. The Holdback Escrow Funds shall be released to Purchaser from the Escrow Account for payment of any Non-Solicitation Claim Adjustments as they are incurred and for claims by Purchaser under ARTICLE VII, pursuant to and as provided in Section 7.7, in each case upon the joint written instruction of Purchaser and Seller to Escrow Agent. Upon one (1) year after the first Initial Payment is made to Seller hereunder, the remaining balance of the Holdback Escrow Funds, after deduction of any amounts for then-pending Non-Solicitation Claim Adjustments and for claims by Purchaser under ARTICLE VII that are in each case timely delivered via valid Claim Notices pursuant to and in accordance with Section 7.7 prior to such time, shall be released to Seller or its designee from the Escrow Account upon the joint written instruction of Purchaser and Seller to the Escrow Agent.

Section 2.7 Tax Allocations. The Parties agree that the entire Purchase Price (together with the Assumed Obligations and other items required to be included in purchase price for federal income Tax purposes)(the "**Tax Purchase Price**") for the Purchased Assets shall be allocated for Tax purposes to Class VI and Class VII assets (within the meaning of Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder); provided however, the Parties agree that no amount of the Tax Purchase Price shall be allocated to any restrictive covenants included in this Agreement or the Transaction Documents. Seller and Purchaser shall file all information reports and Tax Returns (and any amendments thereto or claims for refund) in a manner consistent with this Section 2.7 (including, without limitation, Internal Revenue Service Form 8594 or any successor form). No Party shall take or permit others to take on its behalf any position (whether in connection with a Tax audit, a Tax Return, Tax proceeding, or otherwise), that is inconsistent with such allocation determined pursuant to this Section 2.7, unless required to do so by applicable Law following a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code or similar provision of other applicable Law. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with this Section 2.7.

Section 2.8 Taxes.

(a) Seller shall be liable for and shall pay when due all Taxes required to be paid by Seller under applicable Law with respect to the Purchased Assets, and shall timely file any related Tax Returns that are required to be filed by Seller under applicable Law, in each case, for the periods (or portions thereof) ending before the Effective Transfer Date.

(b) Purchaser shall pay all transfer, documentary, sales, use, stamp, registration, recording and all other Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the transactions contemplated by this Agreement, including the sale and transfer of the Purchased Assets. Purchaser shall be liable for and shall pay when due all Taxes required to be paid by Purchaser under applicable Law with respect to any of the Purchased Assets beginning on and after the Effective Transfer Date and shall timely file any Tax Returns that are required to be filed by Purchaser under applicable Law, in each case, with respect to any periods (or portions thereof) beginning on and after the Effective Transfer Date.

(c) Whichever Party is required by applicable Law to file any necessary Tax Returns with respect to the Purchased Assets shall prepare and file such Tax Returns and shall bear all costs incident to the preparation of such Tax Returns. The other Party shall provide reasonable cooperation and assistance in connection therewith.

Section 2.9 Payment of Taxes and Other Expense. If Purchaser or Seller receives an invoice for any Tax or other expense which is payable by the other Party in part or in full pursuant to the provisions of Section 2.7, the recipient shall forward a copy of the invoice promptly to the other Party with a written statement of the amounts the recipient reasonably believes are owed by the other Party. The reimbursement amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller warrants and represents to Purchaser as of the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date) as follows:

Section 3.1 Organizational Matters. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has the necessary power and authority to consummate the transactions contemplated herein.

Section 3.2 Power and Authority. As of the Execution Date hereof and the Effective Transfer Date of each Customer Contract, (a) Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents to be delivered pursuant to this Agreement and to carry out the transactions contemplated herein and therein; (b) the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller; (c) this Agreement and the Transaction Documents have been executed and delivered by the duly authorized officers of Seller, and the Transaction Documents to be executed by Seller pursuant hereto, upon execution and delivery will be, duly executed and delivered; and (d) this Agreement and the Transaction Documents to which Seller is a party constitute, or upon such execution and delivery will constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to the provisions of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, or similar laws of general applicability affecting the rights of creditors generally.

Section 3.3 No Conflict. Except as set forth in Section 3.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated herein and therein, and compliance with the terms and conditions hereof and thereof will not (i) conflict with, or result in a breach or default of the terms, conditions or provisions of Seller's certificate of formation, or other organizational documents of Seller, (ii) materially violate any judgment, order, decree statute, law, ordinance, rule, order or regulation applicable to Seller or the Purchased Assets, (iii) assuming that all consents set forth in Section 3.4 of the Seller Disclosure Schedule are obtained, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any provision of any Customer Contract, or (iv) result in the creation of imposition of any Lien (other than any Permitted Lien) on the Purchased Assets.

Section 3.4 Consents. As of the Execution Date hereof and the Effective Transfer Date of each Customer Contract, except as set forth in Section 3.4 of the Seller Disclosure Schedule and for any consents, approvals or authorizations that are customarily obtained after consummation of the transactions contemplated hereby, there are no consents, approvals or authorizations of or designations or filings with any third parties or governmental agencies or authorities or other public persons or entities that are required to be obtained as a result of Seller's execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein.

Section 3.5 Compliance with Laws. Except as set forth in Section 3.5 of the Seller Disclosure Schedule or for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all governmental authorities having jurisdiction over such matters, (a) Seller has complied with all applicable federal, state, and local laws, ordinances, orders, rules and regulations (collectively, "**Laws**") applicable to the Seller in connection with its acquisition of, including marketing, ownership of, and operations related to or arising out of the Customer Contracts, including all consumer protection regulations applicable to the Customer Contracts (and in the case of prior instances of non-compliance, Seller has fully and finally resolved such matters to the satisfaction of all governmental authorities having jurisdiction over such matters), (b) all RPS Obligations contractually required for the Customer Contracts associated with load served by Seller prior to the Customer Contracts being transferred to Purchaser, up to the Effective Transfer Date, have been, or will be satisfied, and (c) Seller has not, to Seller's Knowledge, received notice of any violation or alleged violation of any past or continuing violation of any federal, state or local laws, ordinances, orders, rules and regulations applicable to the Customer Contracts that has not been cured.

Section 3.6 Taxes. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, to Seller's Knowledge, there are no Liens for Taxes (other than Permitted Liens) upon any of the Purchased Assets, nor, to the Seller's Knowledge, any proceeding pending or threatened in writing which, if adversely determined, would result in the imposition of any such Lien, whether before or after the Effective Transfer Date. Section 3.6 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to the Seller or the Purchased Assets, including compliance with Laws with respect to Taxes, the filing of Tax Returns, the payment of Taxes, and accruals for Taxes on any financial statement or books and records. Notwithstanding anything to the contrary in this Agreement, except for the representations and warranties contained in Section 3.6, the representations and warranties in respect of Taxes refer only to past activities and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for or with respect to, any Taxes attributable to any Tax period (or portion thereof) beginning after, or Tax positions taken after, the Effective Transfer Date.

Section 3.7 Litigation. Except as specified in Section 3.7 of the Seller Disclosure Schedule (the "**Indemnified Litigation Matters**"), there are no actions, suits, claims, litigation, proceedings, investigations, reviews, citations, summons or subpoenas of any nature pending or, to Seller's Knowledge, threatened in writing which involve, affect or relate to the Purchased Assets and Seller's ability to consummate the transactions contemplated hereby, and to Seller's Knowledge, there is no reasonable basis for additional actions, suits, claims, litigation, proceedings, investigations reviews, citations, summons or subpoenas of any nature.

Section 3.8 Purchased Assets; Title to the Purchased Assets. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, Seller has good, legal and marketable title to the Purchased Assets, and upon the assignment of each Customer Contract, Purchaser will acquire such title from Seller, free and clear of all Liens (other than Permitted Liens).

Section 3.9 Contracts. Seller shall within ten (10) Business Days of the execution of this Agreement deliver or make available to Purchaser true and complete copies of (a) all of the Customer Contracts (which shall be provided in a written or electronic format) listed on Schedule 2.1(a) in Seller's possession, and (b) all other Customer Contract Support Documents in its

possession. All of the Customer Contracts are valid, legally enforceable, binding, and effective in accordance with their terms against Seller and, to Seller's Knowledge, valid, legally enforceable, binding, and effective against each other party thereto, subject to the provisions of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, or similar laws of general applicability affecting the rights of creditors generally. Seller is not in default under any Customer Contracts, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a Seller default thereunder. Each of the Customer Contracts is a retail electric or natural gas contract (as applicable, and however titled or designated) to which Seller is a party (or a successor-in-interest) and such contracts have been entered into pursuant to the applicable rules and regulations under the jurisdiction of each applicable regulatory authority, including, but not limited to, each state Public Utilities Commission (or a successor-in-interest).

Section 3.10 Bankruptcy. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, there are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Seller's Knowledge, threatened against Seller.

Section 3.11 Broker's Fees. Except as set forth in Section 3.11 of the Seller Disclosure Schedule and for payments under or pursuant to the Marketing and Customer Acquisition Agreements set forth in Section 2.3 of the Seller Disclosure Schedule, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders' fee or other commission (residual or otherwise) for which Buyer may be liable or responsible in connection with the (i) transactions contemplated by this Agreement based upon arrangements made by Seller or any of its affiliates; or (ii) brokerage fees, including residual payment for any Customer Contracts.

Section 3.12 Books and Records. To Seller's Knowledge, the books and records of Seller that are necessary for the ownership and management of the Purchased Assets have been maintained in all material respects in accordance with prudent industry practice and such books and records have been made available to Purchaser, in each case to the extent themselves constituting Purchased Assets hereunder.

Section 3.13 No Other Representations or Warranties; Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE III, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND BUYER WAIVES AND REPRESENTS AND WARRANTS THAT BUYER HAS NOT RELIED UPON, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, ORAL OR WRITTEN, AS TO (i) THE PURCHASED ASSETS OR THE ASSUMED OBLIGATIONS, (ii) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS, OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (iii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE PURCHASED ASSETS, (iv) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (v) ANY OTHER ASSETS, LIABILITIES, OR OTHER OBLIGATIONS OF SELLER OR ANY OF SELLER'S

AFFILIATES; AND SELLER FURTHER DISCLAIMS, AND BUYER WAIVES, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM COPYRIGHT, PATENT OR TRADEMARK INFRINGEMENT, ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE III, THE PURCHASED ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS," WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE, OR WILL HAVE MADE OR HAVED CAUSED TO BE MADE AS OF THE EFFECTIVE TRANSFER DATE OF EACH CUSTOMER CONTRACT, SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY OF SELLER'S AFFILIATES TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO MARKET CHANGES IN COMMODITY PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER CLOSING.

(b) WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED BY OR ON BEHALF OF SELLER TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES ("**PROJECTIONS**"), BUYER ACKNOWLEDGES THAT (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (ii) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, (iii) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS FURNISHED TO IT, AND (iv) IT SHALL HAVE NO CLAIM AGAINST SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES FOR PROJECTIONS.

(c) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS CONTAINED IN THIS SECTION 3.13 ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Buyer warrants and represents to Seller as of the date hereof (or for such other date for representations and warranties that expressly address matters as of such other date) as follows:

Section 4.1 Organizational Matters. Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware, and has the necessary limited liability company power and authority to consummate the transactions contemplated herein.

Section 4.2 Power and Authority. Buyer has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the Transaction Documents to be delivered pursuant to this Agreement and to carry out the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and the Transaction Documents have been executed and delivered by the duly authorized officer Buyer, and the Transaction Documents to be executed by Buyer pursuant hereto, upon execution and delivery will be, duly executed and delivered. This Agreement and the Transaction Documents to which Buyer is a party constitute, or upon such execution and delivery will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms; subject to the provisions of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, or similar laws of general applicability affecting the rights of creditors generally.

Section 4.3 No Conflicts. The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated herein and therein, and compliance with the terms and conditions hereof and thereof will not (i) conflict with, or result in a breach or default of the terms, conditions or provisions of Buyer's certificate of formation, limited liability company agreement, or other organizational documents of Buyer, (ii) violate any judgment, order, decree statute, law, ordinance, rule, order or regulation applicable to Buyer or any of its assets, or (iii) constitute a default under, or give rise to the creation of any Lien, encumbrance, or right of termination, cancellation, or acceleration under or with respect to, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other financing instrument to which Buyer is a party.

Section 4.4 Consents. Except for any consents, approvals or authorizations that are customarily obtained after consummation of the transactions contemplated hereby, there are no consents, approvals or authorizations of or designations or filings with any third parties or governmental agencies or authorities or other public persons or entities that are required to be obtained as a result of Buyer's execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein.

Section 4.5 Broker's Fees. No broker, finder, investment banker or other person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its affiliates.

Section 4.6 Financing. Buyer has available sufficient funds, or access thereto from its corporate parents, to consummate the transactions contemplated hereby and the satisfaction of all of Buyer's obligations under the Transaction Documents, including each of the payments to be made by it under Article II of this Agreement (collectively, the "**Financing**").

Section 4.7 Permits and Licenses. Buyer has all the requisite permits, licenses, authorizations, and approvals necessary to provide retail natural gas and electricity service to end-use residential and commercial customers in the following states and jurisdictions:

Electricity:

- IL: 11-0743
- MD: IR-3079
- NJ: ESL-0235
- OH: 12-503E (4)
- PA: A-2011-2250633
- TX: PUCT License #: 10270

Gas:

- MD: IR-3151
- MI: U-21396
- NJ: GSL-0208
- OH: 13-317G (3)
- PA: A-2017-2609180

Section 4.8 Litigation. There are no actions, suits, claims, litigation, proceedings, investigations, reviews, citations, summons or subpoenas of any nature pending or, to Buyer's knowledge, threatened in writing which, if determined adversely to Buyer, would impact Buyer's ability to consummate the transactions contemplated hereby and under the other Transaction Documents, or which in any manner challenges or seeks to prevent, enjoin, alter, or delay the transactions contemplated hereby or under the other Transaction Documents.

Section 4.9 Opportunity to Verify Information; Independent Evaluation. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement and the Purchased Assets and their value. Provided that prior to the first Effective Transfer Date, Seller has delivered or made available to Buyer the Customer Contract Support Documents, Buyer represents and warrants that, as of the first Effective Transfer Date, Buyer and its representatives: (a) will have been permitted full and complete access to all materials relating to the Purchased Assets, (b) will have been afforded the opportunity to ask all questions of Seller (or one or more Persons acting on Seller's behalf) concerning the Purchased Assets, (c) will have been afforded the opportunity to investigate the condition of the Purchased Assets, and (d) will have had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Purchased Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise). BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER OR NOT BY SELLER), EXCEPT AS MAY BE OTHERWISE EXPRESSLY SET FORTH TO THE CONTRARY IN ARTICLE III. EXCEPT FOR FRAUD, BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER OR NOT BY SELLER), WHETHER UNDER

THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE, IN EACH CASE EXCEPT FOR AND SOLELY TO THE EXTENT OF A BREACH OF AN EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III (IF ANY), AND EXPRESSLY ACKNOWLEDGES AND AGREES WITH EACH OF THE DISCLAIMERS, WAIVERS, AGREEMENTS, AND OTHER STATEMENTS APPLICABLE TO BUYER SET FORTH IN SECTION 3.13.

ARTICLE V
COVENANTS OF PURCHASER AND SELLER

Section 5.1 Maintenance of Customer Contracts.

(a) From the date hereof until the earlier of each applicable Effective Transfer Date or the termination of this Agreement, and except as otherwise permitted by this Agreement, Seller will use commercially reasonable efforts to maintain each Customer Contract in full force and effect. Seller shall be required to maintain at least the retail price of natural gas or electricity, as applicable, under each Customer Contract from the date of this Agreement to each applicable Effective Transfer Date for each Customer Contract. Seller and Buyer agree that any communications whether written or oral between Seller and the counterparties to the Customer Contract shall be mutually agreed upon by the parties in advance.

(b) From the date hereof through the last Additional Payment, Buyer will use its good faith, commercially reasonable efforts to (i) maintain each On-Flow Customer Contract in full force and effect, and (ii) ensure that each Customer Contract and/or each Customer (x) is accepted for enrollment by the applicable LDC, (y) comes on-flow with Purchaser or its affiliate, and (z) remains on flow for thirty (30) consecutive calendar days following the applicable Effective Transfer Date.

Section 5.2 Restrictions on Certain Actions.

(a) From the date hereof until each applicable Effective Transfer Date, except (i) as otherwise provided herein, (ii) as expressly required under the specific Customer Contract or applicable Law, or (iii) as otherwise consented to in writing by Buyer, Seller shall administer and perform its obligations under each such Customer Contract, and shall operate its retail energy business, in the ordinary and customary course of business, consistent in all material respects with prior practice.

(b) From the date hereof until each applicable Effective Transfer Date, Seller will not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed): (A) mortgage or pledge any Purchased Asset, or create or suffer to exist any Lien (other than Permitted Lien) thereupon; (B) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Purchased Asset; (C) settle or resolve any material pending or threatened proceeding concerning any Purchased Asset, unless such settlement or resolution creates no current or future obligation or Lien (other than Permitted Lien) with respect to such Purchased Asset and does not modify such Purchased Asset, modify the terms thereof or diminish Buyer's rights or interests thereunder; or (D) contract or agree to do any of the foregoing. If Seller takes any of the actions described above, it will promptly notify Purchaser in writing of such action.

Section 5.3 Required Approvals; Consents; Notices.

(a) Each Party shall: (i) take all commercially reasonable efforts necessary, and proceed diligently and in good faith as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, all governmental authorities or other persons required to be obtained, made or given by such Party in respect of the transactions contemplated by this Agreement; (ii) provide such other information and communications to such governmental authorities as such governmental authorities may reasonably request in connection therewith; and (iii) proceed diligently and in good faith and use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable consistent with applicable laws, to as promptly as practicable cause the fulfillment of the conditions of ARTICLE VI and to consummate and make effective the transactions contemplated hereby. Each Party shall provide prompt notification to the other Party when any consent, approval, action, filing or notice referred to above is obtained, taken, made or given, as applicable.

(b) In the event that the assignment by Seller of any Customer Contract s not permitted without the consent of a third party (a "**Third Party Consent**"), Seller shall use its commercially reasonable efforts to work with Purchaser to obtain such consent. Until such consent is obtained, nothing in this Agreement or in any document, agreement, or instrument delivered pursuant to this Agreement will constitute a transfer or attempted transfer of such Customer Contract. In the event any such Third Party Consent related to a specific Customer Contract is not obtained within one-hundred twenty (120) days following the date of this Agreement, both the Purchaser and Seller shall be entitled to terminate its obligations under this Agreement solely with respect to such Customer Contract upon ten (10) days prior written notice to the other Party (provided that Seller has not obtained such Third Party Consent within such ten (10) day period).

(c) Promptly following the full execution and delivery of this Agreement, Buyer, at its sole cost and expense, shall with respect to Customers that are a signatory to Customer Contracts that constitute mass market contracts, provide a notice to each such Customer of the assignment of its applicable Customer Contract (which such notice shall be in a form to be mutually agreed between Buyer and Seller) in accordance with the requirements of each respective state's public utilities regulatory authority. Additionally, to the extent permitted by applicable Law, Buyer and Seller shall mutually cooperate to request the applicable state utility to withhold any notices that it would otherwise send to Customers.

Section 5.4 Collection of Receivables; Payment of Obligations.

(a) Seller shall be entitled to receive and collect all amounts due and payable under each Customer Contract and/or in connection with each Customer which are allocable or attributable to goods delivered and services performed before the applicable Effective Transfer Date for each of the Customer Contracts.

(b) Purchaser shall be entitled to receive and collect all amounts due and payable under each Customer Contract which are allocable or attributable to goods delivered and services performed on and after the applicable Effective Transfer Date for each of the Customer Contracts and/or Customers.

(c) In the event that either Seller, Purchaser or any of their respective affiliates receives any amount which, pursuant to this Agreement, is the property or obligation of another Party, the Party or such affiliate that improperly received such amount shall notify the other Party within three (3) Business Days after becoming aware of such receipt or payment. In the event that a Party or any of its affiliates has received a payment which, pursuant to this Agreement, is the property of another Party, the Party that improperly received such payment shall remit such amounts to the Party entitled to receive such payment simultaneously with the delivery of such notice pursuant to the wire transfer instructions provided by such Party.

Section 5.5 Access to Information. From the date hereof until the date that is ninety (90) days after the final Effective Transfer Date, Seller shall afford to Purchaser and its representatives reasonable access, during normal business hours and in such manner as to not interfere with normal operations of the business of Seller, to the books and records of Seller solely and directly related to the Customer Contracts, and shall furnish such representatives with all financial and operating data and other information solely and directly related to the Customer Contracts as such representatives may reasonably request and are reasonably available to Seller, subject to the confidentiality provisions of Section 5.6 below and to the extent permitted by applicable Law. From the date hereof until the date that is ninety (90) days after the later of (i) the date that Seller received the Initial Payment or (ii) the date that Seller received the final Additional Payment hereunder, Buyer shall afford to Seller and its representatives the same access rights described in the foregoing sentence with respect to Purchaser and the books and records relating to the Customer Contracts as well as calculation of the Purchase Price and disbursements from the Escrow Account, in each case to the extent reasonably required by Seller in connection with its collections, accounting, tax, legal defense or other similar needs, or to otherwise enforce any of Seller's rights or obligations under this Agreement or any Transaction Document, subject to the confidentiality provisions of Section 5.6 below.

Section 5.6 Confidentiality.

(a) Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. Buyer further acknowledges and agrees that its execution and delivery of this Agreement constitutes Buyer's and its Affiliates' agreement to be bound by the Confidentiality Agreement.

(b) Purchaser and Seller mutually agree to hold in strict confidence all information and data relating to the Purchased Assets, this Agreement, the other Transaction Documents, and the transactions contemplated hereunder and thereunder (collectively, "**Confidential Information**"). The foregoing shall not restrict disclosures: (a) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (b) that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, provided the applicable party provides prior written notice of any such requirement to the other party so that the other party may seek, at its sole cost and expense, a protective order or other remedy (to the extent), and then only such disclosures that are specifically required to be disclosed thereafter, (c) to governmental authorities as required by Law, (d) by a Party to its

investors and members including its Affiliates and their respective investors and limited partners, so long as such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information, or (e) by a Party of any information that is or becomes available to the public other than through the act or omission of such Party or its representatives in violation of this Section 5.6. The provisions of this Section 5.6 shall survive for two (2) years after the date of this Agreement.

(c) To the extent the foregoing provisions of this Section 5.6 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 5.6 shall prevail and control solely to the extent of such conflict.

Section 5.7 RPS Obligations. Seller will provide commercially reasonable assurances to Purchaser that all RPS Obligations contractually required for the Customer Contracts associated with load served by Seller prior to the Customer Contracts being transferred to Purchaser, up to the Effective Transfer Date, have been, or will be satisfied.

Section 5.8 Approvals. Each Party shall use its commercially reasonable efforts to obtain all authorizations, consents, actions, orders, and approvals of, and to give all notices to and make all filings with, all governmental authorities and third parties that are, may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and the consummation of the transactions contemplated hereby and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, actions, orders, and approvals, giving such notices, and making such filings.

Section 5.9 Notices of Certain Events. Without limiting the Parties' representations or warranties in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other of:

(a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(b) any notice or other communication received from any governmental authority in connection with the transactions contemplated hereby; and

(c) any actions or proceedings commenced relating to the Purchased Assets of which it receives notice or any other fact, circumstance or event, the existence or occurrence of which, individually or in the aggregate, (i) which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby, or (ii) has resulted in, or would reasonably be expected to result in, a material breach of a representation or warranty made by the notifying party hereunder.

Section 5.10 Further Assurances. From time to time at or after the date of this Agreement, each Party, upon the request of the other Party, shall perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as the requesting Party may reasonably require to carry out the intent of this Agreement. In addition, each Party agrees that it will provide the other with reasonable cooperation and support in connection

with such Party's performance of its obligations under this Agreement prior to and after each Effective Transfer Date.

ARTICLE VI
TRANSFER OF CUSTOMER CONTRACTS WITH LDCS

Section 6.1 Transfer of Customer Contracts with LDCs. Purchaser shall submit enrollment requests for the Customer Contracts in staggered batches in consultation with the LDCs as promptly as practicable after the later of (with respect to each Customer Contract) (a) the full execution and delivery of this Agreement, (b) the release of any Liens necessary to effectuate the transactions contemplated hereby (c) obtainment of any Third Party Consents, and (d) expiration of the notice periods, as applicable, described in Section 5.3(c). Purchaser and Seller hereby agree to reasonably assist each other, and to work with the applicable LDC, as necessary, to effectuate such enrollment and transfer, with each applicable LDC.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Indemnification by Seller. Subject to the limitations set forth in this ARTICLE VII, Seller covenants and agrees to indemnify, defend, protect and hold harmless, Purchaser and its respective officers, managers, members, directors, employees, consultants, assigns, successors and affiliates (individually, a "**Purchaser Indemnified Party**" and collectively, "**Purchaser Indemnified Parties**") from, against and in respect of all liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest and costs and expenses (including without limitation reasonable attorneys' fees and disbursements) (collectively, "**Damages**") asserted against, suffered, sustained, incurred or paid by Purchaser Indemnified Parties in connection with, resulting from, or arising out of, directly or indirectly:

(a) any breach of any representation or warranty of Seller set forth in this Agreement or certificate delivered by or on behalf of Seller in connection herewith;

(b) any non-fulfillment of any covenant or agreement by Seller under this Agreement;

(c) the imposition or attempted imposition of liability on any Purchaser Indemnified Party for (i) the Excluded Assets, (ii) any liabilities or obligations of Seller that are not Assumed Obligations, or the Excluded Obligations.

(d) any Taxes properly attributable to the Purchased Assets during the period (or portion thereof) of Seller's ownership of the Purchased Assets which are assessed against or collected from Purchaser by any Taxing authority;

(e) the Indemnified Regulatory Matter;

(f) the Indemnified Litigation Matters and/or

(g) any acts or omissions of Seller in connection with or arising out of the Purchased Assets before the Effective Transfer Date (and for each Customer Contract, before the each applicable Effective Transfer Date).

Section 7.2 Indemnification by Purchaser. Subject to the limitations set forth in this ARTICLE VII, Purchaser covenants and agrees to indemnify, defend, protect and hold harmless, Seller and its respective officers, managers, members, directors, employees, consultants, assigns, successors and affiliates (individually, a "**Seller Indemnified Party**" and collectively, "**Seller Indemnified Parties**") from, against and in respect of all Damages asserted against, suffered, sustained, incurred or paid by Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(a) any breach of any representation or warranty of Purchaser set forth in this Agreement or any certificate delivered by or on behalf of Purchaser in connection herewith;

(b) any non-fulfillment of any covenant or agreement by Purchaser under this Agreement;

(c) any Assumed Obligation;

(d) any Taxes properly attributable to the Purchased Assets during the period (or portion thereof) of Purchaser's ownership of the Purchased Assets that are assessed against or collected from Seller by any Taxing authority; or

(e) any acts or omissions of Purchaser in connection with or arising out of the Purchased Assets on and after the Effective Transfer Date and for each Customer Contract, on and after each applicable Effective Transfer Date.

Section 7.3 Exclusive Remedies.

(a) Except for claims arising from: (i) fraud, and (ii) the Non-Solicitation Agreement ("**Separate Claims**"), each Party agrees that (x) such Party's right to receive indemnification pursuant to Section 7.1 or Section 7.2 (as applicable), and (y) the remedy of specific performance pursuant to Section 9.16 ((x) and (y) collectively, the "**Exclusive Remedies**") are collectively such Party's exclusive remedies against the other Party with respect to the transactions contemplated by this Agreement.

(b) Except with respect to (i) the Separate Claims or (ii) claims made by a Party pursuant to and in accordance with the Exclusive Remedies, EACH OF SELLER (ON BEHALF OF ITSELF AND ON BEHALF OF THE SELLER INDEMNIFIED PARTIES) AND BUYER (ON BEHALF OF ITSELF AND ON BEHALF OF THE BUYER INDEMNIFIED PARTIES) EACH RELEASE, REMISE, AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES' OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (i)

THIS AGREEMENT, INCLUDING, IN EACH SUCH CASE AND WITHOUT LIMITATION, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

Section 7.4 Survival. All representations and warranties made hereunder or pursuant hereto or any Exhibit or Schedule hereto shall not terminate but shall survive and continue in effect for a period of twelve (12) months from after the first Effective Transfer Date; provided however, that notwithstanding the foregoing:

(a) the representations and warranties made by Seller pursuant to Section 3.1, Section 3.2, Section 3.3, Section 3.8, and Section 3.11 (the "**Seller Fundamental Representations**"), and the representation and warranty made by Purchaser in Section 4.5 shall survive for a period of seven (7) years from and after the Execution Date; and

(b) the tax representations made by the Seller pursuant to Section 3.6, and the indemnity obligations under Section 7.1(d) in the case of Seller and Section 7.2(d) in the case of Purchaser, shall survive for the applicable statute of limitations for such claim.

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants made hereunder or pursuant hereto or any Exhibit or Schedule shall survive until performed.

Section 7.5 Certain Limitations.

(a) Seller shall not have any liability for any indemnification pursuant to Section 7.1(a) or Section 7.1(b) (excluding for purposes hereof, any indemnification obligation of Seller with respect to any Seller Fundamental Representation) unless and until the aggregate amount of all Damages for which Claim Notices are delivered by Purchaser exceeds $100,000 (the "**Deductible**"), in which event Seller shall only be required to pay or be liable for Damages in excess of the Deductible.

(b) The aggregate amount of all Damages (i) for which Seller shall be required to indemnify any Purchaser Indemnified Party pursuant to Section 7.1(a) (excluding for purposes hereof, any indemnification obligation of Seller with respect to any Seller Fundamental Representation) shall not exceed 7.5% of the Purchase Price actually paid to and received by Seller or its designee, and (ii) for which Seller shall be liable to or required to indemnify any Purchaser Indemnified Party under this Agreement (except for any Damages indemnifiable by Seller

pursuant to Section 7.1(c) or Section 7.1(f), or payable by Seller in respect of the Separate Claims) shall not exceed 100% of the Purchase Price actually paid to and received by Seller or its designee.

(c) EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE DIRECT DAMAGES OF THE NON-BREACHING PARTY, AND NOT ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY KIND (INCLUDING BUT NOT LIMITED TO LOST PROFITS) OF THE NON-BREACHING PARTY, AND EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE INDEMNIFIED PARTIES, HEREBY EXPRESSLY WAIVES ANY RIGHT THERETO. In no event shall the foregoing limitation on Damages limit the character of the Damages for which indemnification may be sought in the Separate Claims or any Third-Party Claim.

(d) The Indemnified Party shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement. The amount of any Damages for which an Indemnified Party is entitled to indemnity under this ARTICLE VII shall be reduced by (i) the amount of any Tax benefit realized or reasonably expected to be realized by the Indemnified Party arising from the incurrence or payment of any such Damages and the receipt of indemnification payments from or on behalf of the Indemnifying Party, (ii) any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party with respect to any such Damages, and (iii) the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

(e) No Indemnified Party shall be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award, or judgment, in each case to the extent attributable to, arising out of, or resulting from, the actions or omissions of the Indemnified Party or any of its officers, managers, members, directors, employees, consultants, assigns, successors or affiliates.

(f) In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.

Section 7.6 Effect of Insurance. For purposes of computing the amount of Damages incurred, paid or accrued by any Party pursuant to this ARTICLE VII, any insurance proceeds or reimbursements actually received by such Party in compensation for such Damages shall first be deducted.

Section 7.7 Indemnification Claims.

(a) If an Indemnified Party wishes to assert an indemnification claim against any Indemnifying Party in accordance with this ARTICLE VII, the Indemnified Party shall, prior to the expiration of the survival period applicable to the representation, warranty, covenant or

agreement that is the basis of such claim pursuant to Section 7.4, deliver a written notice (a "**Claim Notice**") to the other Party, in accordance with Section 9.1, setting forth:

(i) the specific representation, warranty, covenant or agreement alleged to have been breached or other provision giving rise to indemnification;

(ii) a description of the facts and circumstances then known by the Indemnified Party giving rise to the alleged breach of such representation, warranty, covenant or agreement or other right to indemnification; and

(iii) a description of, and a reasonable estimate of the total amount of, the indemnifiable Damages actually incurred or expected to be incurred by the Indemnified Party as a result of such alleged breach or a statement that the amount of Damages is not yet determinable.

(b) The Indemnifying Party shall notify the Indemnified Party within 30 days of receipt of a Claim Notice whether it (i) disputes all or any part of such Claim Notice or the indemnification obligations or Damages alleged therein, or (ii) admits it obligation to provide indemnification with respect to such Damages. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, employees, representatives and properties of such Indemnified Party. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall use its commercially reasonable efforts to cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 7.7(b) which is designated as confidential by the Indemnified Party.

(c) In the event the Indemnifying Party admits its obligation to provide indemnification with respect to the applicable Claim Notice, then (i) if Seller is the Indemnifying Party, then at Seller's sole option, either (A) Seller shall pay to Buyer all Damages alleged in such Claim Notice by wire transfer of immediately available funds to an account designated in writing by Buyer, or (B) the Parties shall promptly, but in any event within three (3) business days thereafter, provide joint written instructions to the Escrow Agent to release from the Escrow Account the amount of Damages alleged in such Claim Notice to Buyer; or (ii) if Buyer is the Indemnifying Party, then the Parties shall promptly, but in any event within three (3) business days thereafter, provide joint written instructions to the Escrow Agent to release from the Escrow Account the amount of Damages alleged in such Claim Notice to Seller or its designee.

(d) The indemnity of each Party provided in Section 7.1 and Section 7.2 shall be for the benefit of and extend to each Person included in the Seller Indemnified Parties and the Purchaser Indemnified Parties, as applicable. Any claim for indemnity under Section 7.1 or Section 7.2 by any third party must be brought and administered by a Party to this Agreement. No Indemnified Party (including any Seller Indemnified Party or Purchaser Indemnified Party) other than the Parties shall have any rights against Seller or Buyer under the terms of Section 7.1 or Section 7.2 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to

this Section 7.7(d). The Parties may elect to exercise or not exercise indemnification rights under this ARTICLE VII on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this ARTICLE VII.

Section 7.8 Third Party Claims.

(a) If any third person asserts a claim against an Indemnified Party hereunder that meets the qualifications for indemnification by an Indemnifying Party hereunder (a "**Third Party Claim**"), the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall, subject to Section 7.8(b), have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.8(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.8(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Damages in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 5 Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Damages or other liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.8(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VIII
Intentionally Omitted

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1 Notices. Any notice, request, instruction, correspondence or other communications to be given hereunder by either Party to the other Party ("**Notice**") shall be in writing and delivered in person or by courier service requiring acknowledgment of delivery, mailed by certified mail, postage, prepaid and return receipt requested, or by email, as follows:

If to Seller, to:

Tomorrow Energy Corp
3151 Briarpark Drive, Suite 100
Houston, Texas 77042
Attention: Emerson Grogro
E-mail: egrogro@tomorrowenergy.com

with a copy to (such copy not to constitute notice):

221 W. 6th St. Suite 1030
Austin, Texas 78701
Attention: General Counsel
E-mail: jsilverman@snhcap.com; adabas@snhcap.com

If to Purchaser, to:

Spark Holdco, LLC
12140 Wickchester Ln, Suite 100
Houston, Texas 77079
Attn: Chief Financial Officer
Email: mbarajas@viarenewables.com

or to such other person or address as a Party may designate for itself by notice to the other Party given in accordance with the provisions hereof. Notices transmitted in accordance with the foregoing shall be deemed to have been given when delivered or sent.

Section 9.2 Announcements. The Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, relating to the subject matter of this Agreement shall be issued or made by Purchaser or Seller, or their respective affiliates, without the written approval of the other Party, which approval may be withheld or conditioned in the other Party's sole and absolute discretion (subject in each case to Section 5.6); provided that, a press release or other public announcement, or public statement or

comment in response to any inquiry, made without such joint approval shall not be in violation of this Section 9.2 if it is made in order for the disclosing Party or any of its affiliates to comply with applicable laws, regulations, or stock exchange policies and regulations; provided, further, that the disclosing Party shall provide the non-disclosing Party with advance notice of any such press release, public announcement, or public statement in response to any inquiry. Except as may be required under applicable law, any such announcement shall not include the Purchase Price.

Section 9.3 Amendments; Waivers. This Agreement may only be amended or modified by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.4 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. In the event of any litigation involving this Agreement, the non-prevailing Party upon a final, non-appealable judgment in such litigation shall reimburse the prevailing Party for its reasonable attorneys' fees and costs (including such fees and costs incurred in connection with enforcement and appeals) incurred in such litigation.

Section 9.5 Governing Law; Venue for Disputes. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PROVISIONS, POLICIES OR PRINCIPLES THEREOF RELATING TO CHOICE OR CONFLICT OF LAWS. ANY DISPUTES, CONTROVERSIES, OR CLAIMS ("**PROCEEDING**") ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH COURT PROCEEDING, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL PROCEEDINGS SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY OTHER COURT. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. In the event a dispute shall arise between the Parties to this

Agreement, the Parties agree to first participate in at least two separate four hour sessions of mediation in accordance with the mediation procedures and mediation rules as mutually agreed to by the Parties. The Parties agree to share equally in the costs of the Mediation. For purposes of this Agreement "**Mediation**" means a senior executive representative from each Party meeting together with a trained, impartial person, the mediator, to attempt to reach a voluntary settlement. Mediation involves no formal court procedures or rules of evidence, and the mediator does not have the power to render a binding decision or force an agreement on the Parties.

Section 9.6 Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 Successors and Assigns; Assignment. This Agreement shall be binding on and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by Seller or Purchaser without the prior written consent of the other Party, which consent may be withheld in the other Party's sole discretion. Any attempted assignment in contravention of the foregoing shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.8 Previous Agreements Superseded. This Agreement supersedes all previous oral or written agreements by and between Seller and Purchaser relating to the subject matter hereof, and together with the Transaction Documents, Schedules and Exhibits hereto contains all agreements between the Parties with respect to the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and disclosure schedules (other than an exception expressly set forth as such in the disclosure schedules), the statements in the body of this Agreement will control solely to the extent of such conflict.

Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of this Agreement in portable document format (.pdf) shall be valid delivery thereof. Furthermore, this Agreement may be executed by a Party's signature transmitted by email, and copies of this Agreement executed and delivered by means of email shall have the same force and effect as copies hereof executed and delivered with original signatures. The Parties may rely upon email as if such signatures were originals. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 9.10 No Third Person Beneficiaries. Except for the rights expressly provided in ARTICLE VII and Section 9.14 to the Persons described therein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates; and no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any Party.

Section 9.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.12 Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The disclosure schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.13 Limitation of Liability. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT FOR THE SEPARATE CLAIMS OR ANY THIRD PARTY CLAIMS, EACH PARTY'S LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND SUCH DIRECT, ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR A CLAIM OF DAMAGES HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY OTHER DAMAGES THAT ARISE UNDER THIS AGREEMENT, INCLUDING (BUT NOT LIMITED TO) CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, EXEMPLARY, INDIRECT DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT, CONTRACT, UNDER ANY INDEMNITY PROVISION, OR OTHERWISE, EXCEPT TO THE EXTENT THAT THE PAYMENTS EXPRESSLY REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT ARE DEEMED TO BE SUCH DAMAGES. IF AND TO THE EXTENT ANY PAYMENT MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT CONSTITUTES A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND IS NOT A PENALTY.

Section 9.14 Limitation on Recourse. EXCEPT FOR THE SEPARATE CLAIMS, THE PARTIES ACKNOWLEDGE AND AGREE THAT NO PAST, PRESENT, OR FUTURE DIRECTOR, MANAGER, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVE, AFFILIATE, OR

FINANCING SOURCE AND THEIR RESPECTIVE PAST, PRESENT, OR FUTURE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS, ATTORNEYS, REPRESENTATIVES, AFFILIATES (OTHER THAN ANY OF THE PARTIES), OR FINANCING SOURCES OF ANY OF THE PARTIES (EACH, A "**NON-RECOURSE PERSON**" FOR PURPOSES OF THIS PROVISION), IN SUCH CAPACITY, SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. EXCEPT FOR THE SEPARATE CLAIMS, THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE ENTITIES THAT ARE EXPRESSLY NAMED AS PARTIES, AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS SECTION AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHALL HAVE THE RIGHT TO ENFORCE THIS PROVISION.

Section 9.15 Conspicuous. THE PARTIES HERETO AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE "CONSPICUOUS" FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 9.16 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

Section 9.17 Reliance on Own Judgment; Disclaimer of Reliance.

(a) THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE. PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION. THE PARTIES ACKNOWLEDGE THAT THEY WERE EACH REPRESENTED BY COUNSEL AND RELIED UPON SUCH COUNSEL TO ADVISE THEM IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM'S LENGTH IN NEGOTIATING THIS AGREEMENT. BY SIGNING BELOW,

EACH PARTY REPRESENTS THAT IT HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ITS TERMS, HAS SOUGHT AND OBTAINED INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

(b) THE DISCLAIMERS IN THIS SECTION 9.17(b) EXPRESSLY DO NOT APPLY TO CLAIMS FOR FRAUD: EACH PARTY ALSO ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY HAS NO DUTY TO MAKE ANY DISCLOSURES TO ANY OTHER PERSON IN CONNECTION WITH MAKING OR ENTERING INTO THIS AGREEMENT, EXCEPT FOR ANY SUCH MATTERS THAT ARE EXPRESSLY REQUIRED TO BE DISCLOSED PURSUANT TO THE TERMS OF THIS AGREEMENT. THE PARTIES EXPRESSLY DISCLAIM RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT MADE IN THIS AGREEMENT IN DECIDING TO ENTER INTO THIS AGREEMENT AND EACH OTHER TRANSACTION DOCUMENT. IT IS UNDERSTOOD AND AGREED THAT, IN ENTERING INTO THIS AGREEMENT, EACH OF THE PARTIES EXPRESSLY ASSUMES THE RISK THAT A FACT NOW BELIEVED TO BE TRUE MAY HEREAFTER BE FOUND TO BE OTHER THAN TRUE, OR FOUND TO BE DIFFERENT IN MATERIAL OR IMMATERIAL RESPECTS FROM THAT WHICH IS NOW BELIEVED, AND THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THIS AGREEMENT SHALL BE AND WILL REMAIN EFFECTIVE WITHOUT REGARD FOR ANY DIFFERENCES IN FACT, OR DIFFERENCES IN THE PERCEPTION OF FACTS, THAT MAY HEREAFTER BE FOUND. THE PARTIES WAIVE AND DISCLAIM ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF A MISREPRESENTATION OR MATERIAL OMISSION, OR ON THE BASIS OF A MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

PURCHASER:

SPARK HOLDCO, LLC

By: /s/ Paul Konikowski
Name: Paul Konikowski
Title: Chief Operating Officer

<u>SELLER</u>:

TOMORROW ENERGY CORP

By: <u>/s/ Paul Keene</u>
Name: Paul Keene
Title: Chief Executive Officer

SCHEDULE 2.1(a)

Customer Contracts

(Attached)

SCHEDULE 2.1(b)

Customer Contract Support Documents

In addition to the generally listed items in Section 2.1(b), the following specific Customer Contract Support Documents are required by law to ensure the Customer Contract complies with all regulatory requirements:

Customer Contract Support Documents	States						
	IL	MI	MD	NJ	OH	PA	TX
Contract Summary	N/A	Yes	Yes	Yes	N/A	Yes	N/A
Uniform Disclosure Label	Yes	N/A	N/A	N/A	N/A	N/A	N/A
Electric Fact Label	N/A	N/A	N/A	N/A	N/A	N/A	Yes
Your Right As A Customer	N/A	N/A	N/A	N/A	N/A	N/A	Yes
Terms of Services	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Acknowledgement Form	N/A	N/A	N/A	N/A	Yes	N/A	N/A
Method of Enrollment (D2D,OTM, WEB etc.)	N/A	N/A	N/A	Yes	Yes	Yes	N/A
Sales Call	Yes	N/A	Yes	Yes	Yes	Yes	Yes
TPV	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Sale/Signed Contract (in-person)	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Electronic Process to Prove Enrollment	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Electronic Confirmation (online enrollments)	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Letter of Authority	Yes	Yes	Yes	N/A	N/A	N/A	Yes
Contract Renewal/Expiration Notices - 1st Notice	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Contract Renewal/Expiration Notices - 2nd Notice	Yes	N/A	Yes	N/A	N/A	Yes	Yes
Contract Renewal/Expiration Notices – 3rd Notice	N/A	N/A	N/A	N/A	N/A	N/A	Yes
Enrollment Rejection Process/Notice	N/A	N/A	Yes	N/A	Yes	Yes	N/A
Environmental Disclosures Labels	Yes	Yes	Yes	Yes	Yes	Yes	N/A